Exhibit 16.1

October 16, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by China Advanced Construction Materials Group, Inc. under Item 4.01 of its Form 8-K dated October 16, 2018. We agree with the statements concerning our Firm that are contained therein.

Very truly yours,

Friedman LLP